                                                                   EXHIBIT 10.11

                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN



                                 CONVERSE INC.,

                                            SELLER


                                       AND

                           FOOTWEAR ACQUISITION, INC.,

                                            BUYER

                                   DATED AS OF

                                  APRIL 6, 2001
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                                TABLE OF CONTENTS

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ARTICLE I.            TERMS OF PURCHASE AND SALE......................................     1

         1.01     Purchase and Sale...................................................     1
         1.02     Excluded Assets.....................................................     4
         1.03     The Closing.........................................................     4
         1.04     Payment of Purchase Price...........................................     4
         1.05     Post-Closing Adjustment.............................................     6
         1.06     Assumption of Certain Obligations...................................     8
         1.07     Retained Liabilities................................................     8
         1.08     Payment of Transfer Taxes and Other Charges.........................    10

ARTICLE II.           REPRESENTATIONS AND WARRANTIES OF SELLER........................    10

         2.01     Organization and Standing...........................................    10
         2.02     Authorization by Seller.............................................    10
         2.03     Assumed Contracts; Information......................................    11
         2.04     Intellectual Property...............................................    12
         2.05     Title to Purchased Assets; Absence of Liens and Encumbrances........    14
         2.06     Litigation..........................................................    15
         2.07     Inventory...........................................................    15
         2.08     Insurance...........................................................    15
         2.09     Compliance with Laws................................................    15
         2.10     Tax and Other Returns and Reports...................................    15
         2.11     Environmental Matters...............................................    16
         2.12     Accounts Receivable; Collection.....................................    16
         2.13     Software............................................................    16
         2.14     Customers and Suppliers.............................................    18
         2.15     Changes in Accounting Method........................................    18
         2.16     Absence of Undisclosed Liabilities..................................    18
         2.17     Subsidiary Assets...................................................    19
         2.18     Schedules...........................................................    19

ARTICLE III.          REPRESENTATIONS AND WARRANTIES OF BUYER.........................    19

         3.01     Organization and Standing...........................................    19
         3.02     Authorization by Buyer..............................................    19
         3.03     Available Funds.....................................................    20
         3.04     HSR Matters.........................................................    20
         3.05     Litigation..........................................................    20

ARTICLE IV.           COVENANTS OF SELLER.............................................    20

         4.01     Cooperation.........................................................    20
         4.02     Court Approval......................................................    21
         4.03     Conduct of Business.................................................    22
         4.04     Disclosure Supplements..............................................    23
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         4.05     Closing.............................................................    24
         4.06     Confidentiality.....................................................    24
         4.07     Transitional Arrangements Agreement.................................    24
         4.08     Further Assurances..................................................    24
         4.09     Inspection..........................................................    24
         4.10     Maintain Insurance..................................................    25
         4.11     Maintenance of, and Access to, Records..............................    25
         4.12     Accounts Receivable.................................................    25
         4.13     Consents............................................................    25
         4.14     Specific Enforcement of Covenants...................................    26
         4.15     Acquisition Proposals...............................................    26

ARTICLE V.            COVENANTS OF BUYER..............................................    26

         5.01     Cooperation.........................................................    26
         5.02     Confidentiality.....................................................    27
         5.03     Employees...........................................................    27
         5.04     Shipped Inventory Matters...........................................    27

ARTICLE VI.           CONDITIONS TO BUYER'S OBLIGATIONS...............................    27

         6.01     Covenants...........................................................    27
         6.02     Representations and Warranties True.................................    27
         6.03     Delivery of Certificates............................................    27
         6.04     Instruments of Transfer.............................................    28
         6.05     Consents............................................................    28
         6.06     Approval Order......................................................    28
         6.07     HSR Waiting Period..................................................    28
         6.08     Injunction..........................................................    28
         6.09     Material Adverse Change.............................................    28
         6.10     Ancillary Agreements................................................    28

ARTICLE VII.          CONDITIONS TO SELLER'S OBLIGATIONS..............................    28

         7.01     Covenants of Buyer..................................................    28
         7.02     Representations and Warranties True.................................    29
         7.03     Delivery of Certificates............................................    29
         7.04     Instruments of Assumption...........................................    29
         7.05     Tender of Purchase Price............................................    29
         7.06     Approval Order......................................................    29
         7.07     HSR Waiting Period..................................................    29
         7.08     Injunction..........................................................    29
         7.09     Further Action......................................................    29
         7.10     Ancillary Agreements................................................    29

ARTICLE VIII.         TERMINATION PRIOR TO CLOSING....................................    29

         8.01     Termination.........................................................    29
         8.02     Effect on Obligations...............................................    30
         8.03     Return of Deposit to Buyer..........................................    30
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ARTICLE IX.           INDEMNIFICATION.................................................    30

         9.01     Survival............................................................    30
         9.02     Indemnification by Seller...........................................    31
         9.03     Indemnification by Buyer............................................    31
         9.04     Limitations.........................................................    31
         9.05     Indemnification Procedure...........................................    33

ARTICLE X.            MISCELLANEOUS...................................................    34

         10.01    Entire Agreement....................................................    34
         10.02    Use of Names........................................................    34
         10.03    Successors and Assigns..............................................    34
         10.04    Counterparts........................................................    35
         10.05    Headings, Interpretation............................................    35
         10.06    Modification and Waiver.............................................    35
         10.07    Expenses, etc.......................................................    35
         10.08    Notices.............................................................    35
         10.09    Governing Law.......................................................    36
         10.10    Announcements.......................................................    36
         10.11    Compliance with Bulk Sales Laws.....................................    37
         10.12    Binding Nature of Agreement.........................................    37
         10.13    Seller's Knowledge..................................................    37
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
                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "Agreement") dated as of April 6, 2001 by and between Converse Inc., a Delaware corporation ("Seller"), and Footwear Acquisition, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S E T H :

      WHEREAS, Seller is willing to sell, and Buyer desires to purchase, certain intellectual property, contracts, accounts receivable, inventory and other assets of Seller;

      WHEREAS, Seller has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), case no. 01-0223 (the "Bankruptcy Case"), which is currently pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

      WHEREAS, Seller has determined that it is in its best interests to sell to Buyer, and for Buyer to purchase from Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Purchased Assets (as defined herein) for consideration, and upon the terms and conditions, hereinafter set forth; and

      WHEREAS, Seller and Buyer intend that the Closing under this Agreement will not occur until after a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR Act") with respect to the transaction is filed, if required, with the U.S. Department of Justice and Federal Trade Commission, and any applicable waiting period under the HSR Act has expired or been earlier terminated ("HSR Clearance").

      NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, Buyer and Seller agree as follows:

                                   ARTICLE I

                           TERMS OF PURCHASE AND SALE

      1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, Buyer agrees to purchase and pay for, and Seller agrees to sell, assign, transfer and convey to Buyer, on the Closing Date (as defined in Section 1.03), free and clear of all Liens (as defined in Section 4.02(b)(ii) below) subject in the case of the Intellectual Property (as defined in Section 2.04 hereof) to licenses pursuant to the agreements set forth on Schedule 2.04 to this Agreement, all of the assets set forth in this Section 1.01 existing on the Closing Date, wherever located (the "Purchased Assets"). The Purchased Assets consist of and shall include only the items set forth in this Section 1.01, subject to Buyer's rights to exclude certain specified assets prior to the Closing in accordance with Section 1.02.

            (a) The following items of intellectual property, contracts, inventory and accounts receivable:

                  (i) all general intangibles and intangible property, including the Intellectual Property owned by Seller;

                  (ii) all of Seller's rights under license and sublicense
            agreements, pursuant to which Seller's Intellectual Property is licensed to third parties, whether domestic or international, including those listed or described on Schedule B hereto (the "Licenses");

                  (iii) all of Seller's rights under supplier, services or
            vendor agreements, purchase orders issued by Seller and other contracts entered into by Seller in connection with the design, testing, manufacture, warehousing, or transport of its products, and all contractor and outsourcing agreements otherwise entered into in connection with the products, including (x) those listed or described on Schedule C and (y) existing agreements, arrangements or understandings with E.M.I. of Taiwan, Buyer's Far East production agent ("E.M.I.") for services and information provided by E.M.I. (together, the "Vendor Agreements"); provided, however, that with respect to all current and future production orders for inventory that has not been received into Seller's distribution center as of the Closing, and for which Seller has not yet placed or opened letters of credit to the manufacturers of such inventory, Buyer agrees to open letters of credit or secure credit terms on a timely basis, as necessary to purchase such inventory, so long as such inventory conforms to the purchase orders placed by Seller with respect to such inventory and so long as Seller has provided Buyer with the terms of the letters of credit or credit terms which are summarized on Schedule C, and provided further that with respect to all production orders for inventory for which Seller has opened letters of credit for which sufficient time exists for Buyer to open substitute letter of credit or secure credit terms to replace the letters of credit opened by Seller, Buyer hereby agrees to open substitute letters of credit or obtain substituted credit terms on a timely basis so long as Seller has provided Buyer with the terms of such letters of credit or credit terms;

                  (iv) all of Seller's rights under existing purchase orders, including customer order backlog and customer agreements and other agreements entered into by Seller for the purchase, distribution, sale, consignment or other disposition of Seller's products, including those listed or described on Schedule D hereto (the "Customer Agreements");

                  (v) all of Seller's rights under any marketing agreements and commitments to trade shows, media advertising, event sponsorships, celebrity endorsements, endorsements with high school, college and other organizations, including any prepayments or deposits with respect thereto, as listed or described on Schedule E hereto (the "Marketing Agreements");

                  (vi) all finished goods inventory wherever located, owned by
            Seller, including (w) all finished products or goods that are to become finished product prior to Closing that are in transit to or from Seller's distribution and


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            manufacturing facilities, (x) finished goods at Seller's
            manufacturing facility not yet shipped that are or become finished product prior to Closing, (y) all inventory located at Seller's retail locations (including any of Seller's inventory located at retail stores owned by Seller's subsidiaries) and (z) inventory listed on Schedule F hereto (the "Inventory");

                  (vii) all information technology software and hardware
            ("Information Technology") necessary to conduct Seller's business, other than its manufacturing and retail store businesses, as carried out during the twelve (12) month period immediately prior to the date of this Agreement, including the applications described on Schedule G (the "Applications");

                  (viii) all of Seller's rights under any lease agreements to computer hardware that is necessary to run the Applications (the "Hardware Lease Agreements"); and

                  (ix) all trade receivables, royalty receivables and license fee receivables owned by Seller (the "Accounts Receivable"), unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto.

      For purposes of this Agreement, "Assumed Contracts" shall mean all Licenses, IP License Agreements (as defined in Section 2.04(d), below), Vendor Agreements, Customer Agreements, Applications (but only to the extent they constitute executory contracts), Hardware Lease Agreements and Marketing Agreements, but shall not include any licenses, contracts or agreements listed on Schedule 1.02 or deleted from the schedules prior to the Closing Date.

            (b) The following items of personal property (together, the "Supplementary Items") as follows:

                  (i) Marketing materials, including brochures, newsletters, selling tools, point-of-sale materials, corporate and consumer videos and photos, trade show booths, displays and materials, in-store concept shops, fixtures and other point of sale materials, including those located at customer locations, co-op agreements with vendors and customers, written materials and paraphernalia relating to Converse's heritage and history, including artifacts, original products, models and product designs, historical photos, descriptions and documentation and such other items identified by Buyer to Seller in writing prior to Closing.

                  (ii) Existing and future designs of Seller's products,
            including prototypes, drawings, logos, specifications and artwork associated with each, and all Seller owned or controlled footwear lasts and molds.

                  (iii) Such furniture, fixtures and equipment including
            computer hardware owned by Seller, located at Seller's headquarters and identified by Buyer to Seller in writing prior to Closing.


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                  (iv) Copies of books, records, supplier lists, customer lists and order history, vendor lists with production and pricing data past and pending, detailed inventory data, business records, other data owned by Seller and used or held for use in connection with any of the foregoing Intellectual Property, Assumed Contracts, Inventory, Applications and Supplementary Items.

      1.02 Excluded Assets. Notwithstanding the foregoing, Seller is not selling and Buyer is not purchasing pursuant to this Agreement, and the term "Purchased Assets" shall not include, any assets not specifically listed in Section 1.01 (the "Excluded Assets"); provided, however, that within the fourteen-day period following the date the Approval Order (as defined below) is signed by the Bankruptcy Court Buyer may, by written notification to Seller, provide to Seller a Schedule 1.02 that specifically lists certain assets, licenses, agreements or contracts to be excluded from purchase or assignment hereunder, which Schedule
1.02 shall be deemed to the extent necessary to amend such other Schedules hereto that may have listed such assets, licenses, agreements or contracts as Purchased Assets, and such assets, licenses, agreements or contracts shall become Excluded Assets; provided, further, that in no event shall the Purchase Price (as defined below) be reduced with respect to such deletions or exclusions.

      1.03 The Closing. Upon the terms and subject to the conditions contained herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. on later of (i) April 30, 2001 and (ii) the first business day after the last condition in Articles VI and VII is satisfied (other than those conditions requiring deliveries at the Closing itself) at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, or at another location or time mutually agreed upon by the parties (such date being hereinafter referred to as the "Closing Date").

      1.04 Payment of Purchase Price. (a) The price to be paid by Buyer for the Purchased Assets at the Closing shall be $117,500,000 (the "Purchase Price") minus (i) the Deposit (together with any interest earned thereon) and (ii) $10,000,000 (the "Retention Amount"), which Retention Amount shall be held by Buyer and reduced and/or paid in accordance with Section 1.05(c). On the date of entry of the Approval Order (as defined below) by the Bankruptcy Court, as evidence of its good faith, Buyer shall deposit $4,700,000 (together with the $300,000 previously delivered to Seller, the "Deposit") in escrow with an escrow agent selected by the parties (the "Escrow Agent") pursuant to an agreement substantially in the form set forth as Exhibit A hereto (the "Deposit Escrow Agreement"). The Deposit Escrow Agreement shall provide, among other things, for the Deposit to be held in escrow until the earlier of the Closing or the termination of this Agreement and released as follows: (A) upon Closing, the Deposit and all interest earned thereon shall be released by the Escrow Agent to Seller in order to partially fund the acquisition of the Purchased Assets, (B) in the event of a termination of this Agreement by Seller pursuant to Section 8.01(c), the Deposit and all interest earned thereon shall be released by the escrow agent to Seller as liquidated damages, which liquidated damages shall be the sole and exclusive remedy of Seller as a result of such termination or (C) in the event of any other termination of this Agreement, the Deposit and all interest earned thereon shall be released by the Escrow Agent to Buyer.

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            (b) Of the Purchase Price, $10,000,000 (the "Accounts
Receivable/Inventory Holdback Amount") shall be deposited into escrow pursuant to an agreement substantially in the form set forth as Exhibit B hereto (the "Post Closing Escrow Agreement") which Buyer, Seller and the Escrow Agent shall enter into at the Closing. The Post Closing Escrow Agreement shall provide, among other things, for the Accounts Receivable/Inventory Holdback Amount to be deposited in escrow with the Escrow Agent for the period commencing on the Closing Date and ending on the later of (i) ninety (90) days following the Closing and (ii) fifteen (15) days following the resolution of any dispute relating to the Audit (as defined below). The Accounts Receivable/Inventory Holdback Amount shall be used to satisfy (x) any Estimated Adjustment Amount pursuant to subsection 1.04(e); (y) any Downward Adjustment Amount owed to Buyer pursuant to Section 1.05 and (z) any indemnification claims arising from the breach of representations and warranties of Seller with respect to Sections 2.07 (Inventory) and 2.12 (Accounts Receivable) pursuant to and in accordance with
Article IX hereof. After the later of (i) ninety (90) days following the Closing and (ii) fifteen (15) days following the resolution of any dispute relating to the Audit, if the aggregate amount of claims made by Buyer against the Accounts Receivable/Inventory Holdback Amount is less than $10,000,000 ("Holdback Claims"), then Buyer and Seller shall countersign a certificate instructing the Escrow Agent to release to Seller an amount equal to the difference between (x) $10,000,000 and (y) the Holdback Claims plus any unpaid administrative expenses of the Escrow Agent (the "Holdback Release Amount"); provided that if any amounts payable from the Accounts Receivable/Inventory Holdback Amount are the subject of an unresolved dispute, Buyer and Seller shall countersign a certificate instructing the Escrow Agent to release to Seller the Holdback Release Amount less any amounts subject to dispute (which amounts subject to dispute shall be released as disputes are resolved in accordance with the terms of the Post Closing Escrow Agreement).

            (c) Of the Purchase Price, $5,000,000 (the "Escrow Amount") shall be deposited into escrow pursuant the Post Closing Escrow Agreement. The Post Closing Escrow Agreement shall provide, among other things, for the Escrow Amount to be deposited in escrow with the Escrow Agent for a period of six (6) months following the Closing. The Escrow Amount shall be used to satisfy any indemnification claims arising from the representations and warranties of Seller with respect to Sections 2.03 (Assumed Contracts), 2.04 (Intellectual Property),
2.05 (Title) and 2.13 (Software) pursuant to and in accordance with Article IX hereof. After the 180th day from the Closing Date, if the aggregate amount of indemnification claims made by Buyer against the Escrow Amount pursuant to this
Section 1.04(c) ("Indemnification Claim Amount") is less than $5,000,000, then Buyer and Seller shall countersign a certificate instructing the Escrow Agent to release to Seller an amount equal to the difference between (i) $5,000,000 and
(ii) the Indemnification Claim Amount plus any unpaid administrative expenses of the Escrow Agent (the "Escrow Release Amount"); provided that if any amounts payable from the Escrow Amount are the subject of an unresolved dispute, Buyer and Seller shall countersign a certificate instructing the Escrow Agent to release to Seller the Escrow Release Amount less any amounts subject to dispute (which amounts subject to dispute shall be released as disputes are resolved in accordance with the terms of the Post Closing Escrow Agreement).

            (d) Buyer shall pay the Purchase Price to Seller at the Closing in immediately available funds wire transferred into an account maintained by Seller and which shall be

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designated by Seller at least five (5) business days prior to the Closing Date, less (i) the Deposit plus any interest accumulated thereon, (ii) the Retention Amount, (iii) the Accounts Receivable/Inventory Holdback Amount and (iv) the Escrow Amount. The Accounts Receivable/Inventory Holdback Amount and the Escrow Amount shall be wired transferred to the Escrow Agent pursuant to the terms of the Post Closing Escrow Agreement.

            (e) The appropriate financial officers of Seller shall close the books of Seller as of April 28, 2001 in accordance with its normal course of business consistent with past practice, and shall deliver to Buyer no later than May 20, 2001, a report setting forth the estimated value of (i) the Account Receivables as of April 28, 2001 (the "Estimated Accounts Receivable Value") and
(ii) the Inventory as of April 28, 2001 (the "Estimated Inventory Value"). The sum of the Estimated Accounts Receivable Value and the Estimated Inventory Values shall be the "Estimated Value." If the Estimated Value exceeds $80,300,000, there will be no adjustment of the purchase price until the Auditor Report is available in accordance with Section 1.05. If the difference between $80,300,000 and the Estimated Value exceeds the Retention Amount (which excess shall be referred to as the "Estimated Adjustment Amount") then an amount equal to the excess of (i) the Estimated Adjustment Amount over (ii) $1,000,000 (One Million Dollars) shall be immediately paid to Buyer (the "Estimated Payment") from the Accounts Receivable/Inventory Holdback Amount upon delivery to the Escrow Agent by Buyer of a certificate setting forth such amount. Seller shall have no right to interfere with the payment by the Escrow Agent of the Estimated Payment.

      1.05 Post-Closing Adjustment. (a) Following the Closing, Buyer shall cause Arthur Andersen L.L.P. or such other "big five" accounting firm selected by Buyer and approved by Seller (which approval shall not be unreasonably withheld) (the "Auditor") to prepare a valuation of Accounts Receivable and Inventory (the "Auditor Report"). The Auditor Report shall be prepared in accordance with the principles set forth on Exhibit C, and shall set forth the value of Accounts Receivable as of the Closing Date (the "Accounts Receivable Value") and the value of the Inventory as of the Closing Date (the "Inventory Value"), in each case in accordance with GAAP applied in accordance with Exhibit C. In addition, the Audit Report shall set forth the value of all deposits and prepayments made by Seller in respect of Assumed Contracts, which deposits and prepayments will inure to the benefit of Buyer and are identified on Schedule 1.05(a) (the "Deposit/Prepayment Value"). For purposes of this Agreement and the Auditor Report, the aggregate Deposit/Prepayment Value shall not exceed $500,000. The Audit Report shall state the sum of the Accounts Receivable Value plus the Inventory Value plus the Deposit/Prepayment Value (the "Audited Value"). The Auditor shall deliver the Auditor Report to Buyer and Seller within thirty (30) business days of the Closing Date (the "Audit Report Date"). Buyer and Seller shall share equally the cost of the Auditor Report.

      (b) If Seller disputes the Auditor Report, Seller shall so notify Buyer in writing (a "Notice of Dispute") within ten (10) days after the date of Seller's receipt of the Auditor Report, specifying its calculation of the Accounts Receivable Value and the Inventory Value and any other points of disagreement. Upon receipt of a Notice of Dispute, Buyer shall promptly consult with Seller with respect to such alternate calculation and points of disagreement in an effort to resolve such dispute (in connection with such effort to resolve disputes, and in connection with the Auditor's preparation of the Auditor Report, Buyer shall

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grant to Seller, its agents and the Auditors reasonable access to the books and records of Buyer pertaining to the Inventory and Accounts Receivable). If any such dispute cannot be resolved by Seller and Buyer within five (5) days after Buyer receives a Notice of Dispute from Seller, Seller and Buyer shall immediately appoint the Boston, Massachusetts office of Ernst & Young LLP to act as an arbitrator (the "Accounting Arbitrator") to determine the appropriate calculation of each of the Accounts Receivable Value, the Inventory Value, the Deposit/Prepayment Value, the Audited Value and all other remaining points of disagreement with respect to the Auditor Report (the "Review"). Seller and Buyer understand and agree that, in resolving any dispute with respect to the Auditor Report, the Accounting Arbitrator shall apply GAAP and the standards set forth on Exhibit C. All determinations made by the Accounting Arbitrator shall be final, conclusive and binding. The Accounting Arbitrator shall be directed to hold a hearing within ten (10) days of appointment (which hearing shall be held in Boston, Massachusetts) and to make a determination within five (5) days after such hearing, unless otherwise mutually agreed by the parties. The fees and expenses of the Accounting Arbitrator shall be borne equally by Seller and by Buyer. Each of the parties shall bear its own attorneys' and accounting fees and expenses incurred in connection with the Review.

            (c) Within five (5) business days of the later of (x) the Audit Report Date and (y) in the case of any dispute of pursuant to Section 1.05(b), the resolution of such dispute:

                  (i) If the Audited Value exceeds $80,300,000 (the amount of such excess being the "Additional Purchase Price"), then (A) Buyer shall pay Seller by wire transfer of immediately available funds an amount equal to the Additional Purchase Price and (B) Buyer shall pay to Seller the Retention Amount by wire transfer of immediately available funds. Under no circumstances shall the Additional Purchase Price exceed $25,000,000.

                  (ii) If the Audited Value is less than $80,300,000, then Buyer shall be entitled to the difference between $80,300,000 and the Audited Value (the "Downward Adjustment Amount"); provided, however, that under no circumstances shall the Downward Adjustment Amount exceed $25,000,000. If the Downward Adjustment Amount exceeds the sum of the Retained Amount plus the Estimated Payment (such excess being herein referred to as the "Required Additional Payment"), then
            (A) first, the Retention Amount shall be credited to and retained by Buyer and (B) the Escrow Agent shall pay to Buyer from the existing Accounts Receivable/Inventory Holdback Amount by wire transfer of immediately available funds the Required Additional Payment; provided further that if the Downward Adjustment Amount exceeds $20,000,000, Seller shall pay to Buyer by wire transfer of immediately available funds such excess amount up to an amount not to exceed $5,000,000.

                  (iii) If a Downward Adjustment Amount has been determined and no Estimated Payment was made pursuant to Section 1.04(e), then (A) first, the Retention Amount shall be reduced and credited to Buyer by an amount equal to the Downward Adjustment Amount, and (B) to the extent the Downward Adjustment Amount exceeds the Retention Amount (the "Excess Amount"), the

            Escrow Agent shall pay to Buyer from the Accounts Receivable/Inventory Holdback Amount by wire transfer of immediately available funds the Excess Amount; provided further that if the Downward Adjustment Amount exceeds $20,000,000, Seller shall pay to Buyer by wire transfer of immediately available funds such excess amount up to an amount not to exceed $5,000,000. Any Retention Amount remaining after the reduction thereto pursuant to subclause
            (A) above shall be paid by Buyer to Seller by wire transfer of immediately available funds.

                  (iv) If the Downward Adjustment Amount is less than the sum of
            Retention Amount and Estimated Payment (such shortfall being herein referred to as the "Required Refund"), then (A) if the Required Refund is less than or equal to the Estimated Payment then Buyer shall pay to the Escrow Agent for deposit into the Accounts Receivable/Inventory Holdback Amount by wire transfer of immediately available funds an amount equal to the Required Refund or (B) if the Required Refund is greater than the Estimated Payment then Buyer shall (x) pay to the Escrow Agent for deposit into the Accounts Receivable/Inventory Holdback Amount by wire transfer of immediately available funds an amount equal to the Estimated Payment and (y) pay to Seller from the Retention Amount an amount equal to the excess of the Required Refund over the Estimated Payment by wire transfer of immediately available funds.

Notwithstanding anything to the contrary contained herein, Buyer agrees that under no circumstance shall Escrow Agent release any of the Escrow Amount to Buyer to satisfy any amounts owed to Buyer in respect of the Downward Adjustment Amount except as otherwise permitted pursuant to Section 9.04(b). Any payment by Seller, the Escrow Agent or Buyer required by this subsection (c) shall bear interest at the rate equal to the interest being earned on the Accounts Receivable/Inventory Holdback Amount pursuant to the Post Closing Escrow Agreement from the Closing Date until the date of payment. The Additional Purchase Price or the Downward Adjustment Amount, as the case may be (excluding payments attributable to interest), will be treated by the parties as an increase or decrease, as the case may be, in the Purchase Price.

            (d) The allocation for tax purposes of the Purchase Price will be agreed upon by the parties prior to the Closing.

      1.06 Assumption of Certain Obligations. Upon the sale, transfer, assignment, conveyance, and delivery of the Purchased Assets to Buyer at the Closing, Buyer shall assume and thereafter pay, perform, and discharge all obligations to be performed or arising after the Closing under all of the Assumed Contracts (the "Assumed Obligations"). Other than the Assumed Obligations, Buyer shall not assume or be liable for any other obligations or liabilities of Buyer (including any cure amounts payable to other parties to the Assumed Contracts).

      1.07 Retained Liabilities. (a) Seller shall retain and pay, discharge and perform any and all obligations and liabilities not expressly assumed by Purchaser in Section 1.06 above, including the following obligations and liabilities (all such obligations and liabilities, the "Retained Liabilities"):

                  (i) liabilities for unpaid Taxes (as defined in Section 2.10);

                  (ii) all obligations or liabilities of Seller that relate to any of the Excluded Assets;

                  (iii) all obligations or liabilities for any borrowed money incurred by Seller whether pre-petition or post-petition;

                  (iv) all obligations and liabilities resulting from, caused by or arising out of, directly or indirectly, the conduct of Seller's business or ownership or lease of any of its properties or assets or any properties or assets previously used by Seller at any time prior to the Closing Date, including such of the foregoing as constitute, may constitute or are alleged to constitute a tort, breach of contract, or violation or requirement of any law or governmental regulation;

                  (v) any and all liabilities of Seller under any employee
            benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by Seller. For the purposes hereof, the term "employee benefit plan" includes all plans, funds, pension funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. The term "employee benefit plan" includes all employee welfare benefit plans within the meaning of Article 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of Article 3(2) of ERISA. Seller shall retain liability for all employee pension benefits;

                  (vi) any alleged or actual liability for the investigation, cleanup or removal of any Hazardous Material (as defined in Section 2.11), or for death or injury to person or property, as a result of the generation, transportation, disposal, storage, release, emission or discharge of any Hazardous Material onsite or offsite and in, on, under, from or onto any real property subject to any lease or otherwise, past or present, that occurred or existed on or before the Closing Date;

                  (vii) any alleged or actual liability and penalties for
            violations of or noncompliance with environmental laws and that occurred or existed on or before the Closing Date; and

                  (viii) liability for all compensation, salary, wages, bonuses, commissions, incentive payments or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided prior to the Closing but payable on or after the Closing to the employees, contractors, athletes or celebrities solicited and hired by Buyer pursuant to Section 5.03, if any. Buyer shall have no liability for compensation, salary, wages, bonuses, commissions, incentive payments or any other benefit, perquisite, cost, expense, liability or obligation relating to the employment or termination of employment by Seller before or after the Closing of any of Seller's employee's, contractors, athletes or celebrities.

            (b) At the Closing, Seller shall deliver to Buyer (i) duly executed instruments of assignment and assumption including an assignment and assumption agreement (the "Assignment and Assumption Agreement"), in form and substance reasonably satisfactory to Buyer and its counsel, and sufficient for the assignment of the Purchased Assets and the assumption by Buyer of the Assumed Obligations and (ii) take all acts reasonably necessary to give Buyer possession of, or control over, the Purchased Assets; provided, however, that in the case of Inventory located at retail stores, Seller agrees to take all action necessary to have such Inventory delivered to Seller's Charlotte, North Carolina distribution center within 45 days following the Closing, provided further that Buyer agrees to pay the freight charges incurred in connection with such delivery.

      1.08 Payment of Transfer Taxes and Other Charges. At or after the Closing, Seller shall pay all transfer taxes, sales taxes (including retail sales taxes), stamp taxes, withholding taxes, and other similar taxes which are due in connection with the transactions contemplated hereby.

                                  ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      2.01 Organization and Standing. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on its business as it is currently conducted, subject to Bankruptcy Court approval. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the conduct of its business renders such qualification necessary, except where failure to be so qualified would not have Material Adverse Effect. For purposes of this Agreement, a Material Adverse Effect means a material adverse effect on the value or condition of the Purchased Assets, taken as a whole.

      2.02 Authorization by Seller.

            (a) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been or will by the Closing Date be, as the case may be, duly authorized by all requisite corporate action of Seller. This Agreement has been duly and validly executed and delivered by Seller and, upon entry of the Approval Order, will be the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by equitable principles (regardless of whether enforcement is brought in a proceeding in equity or at law).

            (b) Except as set forth on Schedule 2.02(b), neither the execution and delivery of this Agreement or any other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby, will (i) violate, or conflict with, any provision of Seller's Certificate of Incorporation or By-Laws, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets being sold hereunder by Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument to which Seller is a party or by which it or any of its properties is bound, or (iii) violate, or conflict with, any order, writ, injunction, arbitral award, judgment or decree of any court, governmental body or arbitrator applicable to Seller, except, in the case of clause (ii), for any such violations, conflicts, breaches, defaults, terminations, accelerations or other matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

      2.03 Assumed Contracts; Information.

            (a) Except as set forth on Schedule 2.03(a):

                  (i) Each of the Assumed Contracts was duly executed and
            delivered by Seller and each constitutes the valid and legally binding obligations of the parties thereto and is enforceable by Seller in accordance with its terms.

                  (ii) Except with regard to compliance under Assumed Contracts that is excused pursuant to Section 365(b)(2) of the Bankruptcy Code, Seller is in compliance in all material respects with the terms and conditions of the Assumed Contracts and all laws, rules and regulations applicable thereto.

                  (iii) Except with regard to defaults under Assumed Contracts that (A) can be cured pursuant to Section 365(b)(1) of the Bankruptcy Code or (B) can be excused pursuant to Section 365(b)(2) of the Bankruptcy Code, to Seller's knowledge, no event of default (or term of like intent) has occurred under any Assumed Contract

                  (iv) To Seller's knowledge, Seller has not received or sent notice that an event has occurred which, with the lapse of time or the giving of notice, or both, would constitute an event of default (or term of like intent) under the terms of any Assumed Contract.

                  (v) To Seller's knowledge, Seller has not received notice from any person that any Assumed Contract has been, or is to be, terminated, or that any

            Assumed Contract has been, or is to be, terminated prior to its stated term, nor to Seller's knowledge, does there exist any basis for a termination of any Assumed Contract.

                  (vi) No consent of any party is required to sell, assign and transfer to Buyer any Assumed Contract that provides for the provision of goods or services or the payment of money having a value in excess of $100,000 per annum.

                  (vii) Seller has provided Buyer with full and complete copies of all Assumed Contracts and any written amendments, modifications or waivers with respect thereto. To Seller's knowledge, there exists no oral amendments, modifications or waivers with respect to any of the Assumed Contracts, except for such oral amendments, modifications or waivers which, individually or in the aggregate, would not result in a change in the provision of goods or services or the payment of money having a value in excess of $100,000 per annum.

            (b) Schedule B sets forth (i) a complete list of Licenses to which Seller is a party and all other licenses to which Seller was a party since March 30, 2000, (ii) amendments to any License, (iii) the names, addresses, phone and fax numbers (and e-mail addresses, if known to Seller) of each licensee under a License, (iv) key contact persons at each licensee of a License and (v) names of Seller personnel who have been dealing with each licensee of a License.

            (c) Schedule 2.03(c) sets forth (i) all outstanding purchase orders with each of Seller's vendors of finished goods, (ii) all other material agreements with vendors and (iii) copies of all outstanding letters of credit issued by Seller to such vendors.

            (d) Schedule 2.03(d) sets forth, with respect to all of Seller's 100 highest revenue generating customers ("Material Customers"), (i) credit terms,
(ii) margin allowances and discounts and (iii) return information.

            (e) Schedule 2.03(e) sets forth the terms and conditions of Seller's employment of or contractual arrangements with, Seller's internal and external U.S. and overseas sales personnel, including commissions and bonuses.

            (f) With respect to any Assumed Contracts listed or described on
Schedule 2.03(a) as exceptions to the representations set forth in 2.03(a)(vi), Seller shall obtain appropriate consents to the sale, assignment and transfer contemplated herein together with an estoppel agreed to by the consenting parties to each such Assumed Contract acknowledging the transfer to Buyer of such Assumed Contract. Notwithstanding the foregoing, Seller shall only be required to use commercially reasonable efforts to obtain any consent required under (i) the agreements listed on Schedule 2.03(f)(i), which would require Buyer to establish itself as a "qualified" vendor, and (ii) the license agreement listed in Schedule 2.03(f)(ii).

      2.04 Intellectual Property. Except as set forth on Schedule 2.04:


            (a) Seller owns all right, title and interest in and to the Owned Intellectual Property. Seller has all rights necessary to use the Licensed Intellectual Property in the manner presently used in its business. None of the Intellectual Property infringes or violates the intellectual property rights of any third parties or, to Seller's knowledge, is being infringed upon by third parties. Consummation of the transactions contemplated hereby shall not impair any rights or impose any obligations with respect to Intellectual Property, except for any notices, recordings or filings that are required to be given or made by applicable law as a result of the transfer of the Intellectual Property to Buyer. On the Closing Date, Seller will transfer the Intellectual Property to Buyer, free and clear of Liens. None of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope of use thereof by Seller anywhere in the world.

            (b) There is no pending or, to Seller's knowledge, threatened (or unasserted but considered probable of assertion) claim against Seller, nor has Seller received any written notice of any claim (i) asserting that any of the Intellectual Property as used in Seller's business infringes or violates the intellectual property rights of any third parties, (ii) asserting that any of the Intellectual Property is being infringed upon or diluted by others, (iii) asserting that any third parties have any rights to use any of the Intellectual Property except for Licensed Intellectual Property licensed to Seller on a nonexclusive basis, except for such claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (c) During the prior twelve months, Seller has not given notice to any third parties asserting material infringement by such third parties of any of the Intellectual Property, and to Seller's knowledge, there is no basis for any such claim against a third party.

            (d) All of the Licensed Intellectual Property is licensed pursuant to valid written agreements (the "IP License Agreements").

            (e) Seller has not adversely used any confidential information, trade secrets or known patentable inventions of any person relating to the conduct of its business, and Seller, to its knowledge, does not have any product which, if commercially developed and sold, would adversely use any such confidential information, trade secrets or other inventions except as would not have a Material Adverse Effect.

            (f) There is no pending or, to Seller's knowledge, threatened claim that Seller is in breach of any IP License Agreement and, to Seller's knowledge, no basis for any such claim exists, except as would not have a Material Adverse Effect.

            (g) There is no pending or, to Seller's knowledge, threatened claim against Seller of any Licensed Intellectual Property asserting that any of the Licensed Intellectual Property infringes or conflicts with the rights of third parties, and to Seller's knowledge, no basis for any such claim exists.

            (h) Seller has performed all of the obligations required to be performed by it, and is not in default under any agreement relating to any Intellectual Property, except where such failure to perform would not have a Material Adverse Effect.

               (i) Schedule 2.04(i) hereto identifies each trade name, fictitious business name, or other similar name under which Seller has conducted any part of its business during the five (5) years preceding the date hereof, and the trademark status reports set forth in Schedule A-5 contain true and correct information regarding the Trademarks set forth therein.

               (j)    For purposes of this Agreement:

                      (i) "Copyrights" shall mean all registered and
               unregistered copyrights and applications for copyright registration in every country of the world, including those identified in Schedule A-1;

                      (ii) "Intellectual Property" shall mean the Owned
               Intellectual Property and the Licensed Intellectual Property;

                      (iii) "Know-How" shall mean technical information, trade
               secrets, inventions, processes, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, research and development data, marketing information, customer lists, database rights, industrial design rights, other tangible embodiments of information and all other intellectual property or proprietary rights other than Patents, Trademarks and Copyrights, in every country of the world, owned by Seller and its subsidiaries, including those identified in Schedule A-2;

                      (iv) "Licensed Intellectual Property" shall mean all
               intellectual property owned by third parties and licensed to Seller and its subsidiaries, including those identified in Schedule A-3;

                      (v) "Owned Intellectual Property" shall mean all Patents,
               Trademarks, Copyrights and Know-How owned by Seller and its subsidiaries, including those listed on Schedules A-1, A-2, A-3, A-4 and A-5;

                      (vi) "Patents" shall mean all utility and design patents
               and patent applications (including any divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), design, design registrations, utility models and any similar rights and applications therefor, in every country of the world, owned by Seller and its subsidiaries, including those identified in Schedule A-4; and

                      (vii) "Trademarks" shall mean all registered and
               unregistered trademarks, service marks, trade dress, trade names, Internet domain names, fictitious business names or other similar names, and any other identification of source or origin, and applications for registration of any of the foregoing, together with associated goodwill, in every country of the world, owned by Seller and its subsidiaries, including those trademarks identified in the trademark status report attached hereto as Schedule A-5.

        2.05 Title to Purchased Assets; Absence of Liens and Encumbrances. Seller owns all right, title and interest in and to, and has good and marketable title to, all Purchased Assets transferred pursuant to this Agreement. Seller will transfer all right, title and interest in the Purchased Assets, including any Purchased Assets located outside of the United States, to Buyer at the Closing Date free and clear of Liens. Without limiting the foregoing, on the Closing Date the Purchased Assets will not be in any manner encumbered by any Liens arising out of unpaid state, federal, local and foreign income, sales, or ad valorem taxes which are due and payable.

        2.06 Litigation. Except as set forth on Schedule 2.06, there is no litigation pending or, to Seller's knowledge, threatened (a) against Seller, its business, subsidiaries or any of its Intellectual Property or other assets which, if adversely determined, would affect the Purchased Assets, or (b) which seeks to enjoin or obtain damages in respect of the consummation of the transaction contemplated hereby.

        2.07 Inventory. Seller has or will have on the Closing Date good and marketable title to the Inventory free and clear of any Lien or other right of any third party and Seller will transfer the Inventory to Buyer at the Closing, free and clear of Liens. The Inventory is recorded on the books and records of Seller at the lower of actual FIFO cost or market, net of any reserves (taking into account obsolete, defective or unmerchantable goods, odd sizes, excess quantities, unsaleable returns, other unsaleable merchandise), as determined in accordance with GAAP.

        2.08 Insurance. Seller has maintained and currently maintains sufficient insurance coverage to protect its business and the full replacement value of the Purchased Assets, as well as business interruption insurance with respect to Seller's manufacturing facilities located in the United States and Mexico, in each case with reputable insurance companies in amounts consistent with other companies in its industry.

        2.09 Compliance with Laws. Except as set forth on Schedule 2.09, Seller is not aware of any violation of any applicable statute, ordinance, code, restriction, regulation, or other governmental requirements, which violation, individually or in the, aggregate, would have a Material Adverse Effect.

        2.10 Tax and Other Returns and Reports. Except as listed in Schedule 2.10, all material federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller in connection with its operation of the business as it pertains to the Purchased Assets (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions, as well as all transfer taxes, sales taxes (including retail sales taxes), duties and customs fees, stamp taxes, withholding taxes, and other similar taxes (all such tax liabilities relating to the manufacture, importation, delivery, shipment and use of the Purchased Assets, including Inventory in transit, for all periods ended prior to the Closing Date referred to herein as the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed. Except as listed in Schedule 2.10, all Taxes, including those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid. Seller shall be solely responsible for Taxes accrued during periods ended on or prior to the Closing Date and

Seller shall have the sole right to contest any such claim or deficiency in any administrative or judicial forum of its choosing, or pursue or forego any appeal of any administrative judicial decision, or to terminate or settle an administrative proceeding.

        2.11 Environmental Matters. Except as set forth on Schedule 2.11(a), neither Seller nor, to Seller's knowledge, any other person has (x) discharged or disposed of any Hazardous Materials at Seller's Charlotte, North Carolina distribution facility or North Reading, Massachusetts headquarters in a manner which at the time of such act was is in violation of any law, rule or regulation affecting the use, discharge, or disposal of any Hazardous Material. Additionally, none of such real property is being used, or to Seller's knowledge, after due inquiry has ever previously been used, for the discharge or disposal of any Hazardous Materials in a manner which at the time of such act was in violation of any law, rule or regulation affecting the use, discharge, or disposal of any Hazardous Material or, (y) received any notice from any governmental authority indicating that the real property has been or may be placed on any federal or state "Superfund" or "Superlien" list. The term "Hazardous Material" means any substance that is defined as a "hazardous waste" or "hazardous substance" under any applicable federal, state, or local statute, regulation, or ordinance and shall include any (A) "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Article 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; and
(B) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Article 9601 et seq.) ("CERCLA"), as amended from time to time and regulations promulgated thereunder.

        2.12 Accounts Receivable; Collection. Schedule H sets forth a listing showing aging by customer of the Accounts Receivable that are outstanding as of the date hereof. The Accounts Receivable are not subject to any written or, to Seller's knowledge, oral agreement or understanding providing for any credit, chargeback, counterclaim, setoff, discount, returns or co-operative marketing payments in respect thereof, except for any such credits, chargebacks, counterclaims, setoffs, discounts, returns or co-operative marketing payments that have been estimated and reserved for based on historical experience (either generally or specifically) on the books and records of Seller. Seller has not accelerated or delayed collection of Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would otherwise have been collected other than in the ordinary course of business. Accounts Receivable with extended payment terms providing for payments over more than 90 days are carried at no greater than present value.

        2.13   Software.

               (a) Seller's rights in and to (i) the Applications that are required to process Inventory and Accounts Receivable (the "Accounts Receivable/Inventory Software") and (ii) all other Applications not requiring the consent of third parties for the assignment thereof will be granted to Buyer, either by transfer of title, assignment of rights or grant of license at the Closing. Schedule 2.13(a) sets forth a list of the Applications ("Licensed Software") requiring the consent of the owners and/or licensors ("Licensors") thereof ("Licensors' Consent"). Subject to receipt of Licensors' Consent, Seller's rights in and to Licensed Software will be granted to Buyer, either by transfer of title, assignment of rights or grant of license at the Closing. Seller shall use commercially reasonable efforts to obtain Licensors' Consent prior to Closing.

Upon receipt of Licensors' Consent, if applicable, Seller shall, at the request of Buyer, provide programming code, source code and documentation in Seller's possession and execute and deliver such other instruments of sale, transfer, conveyance, assignment or license as Buyer may reasonably request in order to effectively vest in Buyer the rights contemplated hereby.

               (b) The activities and operations of Seller with regard to the Applications prior to the Closing, are not, and have not been, in violation of any agreement, or in violation of any rights held by any Person except for pre-petition amounts owed under license agreements between Seller and Licensors relating to the Applications.

               (c)    Seller holds either:

                      (i) sole and exclusive ownership of all rights in and to
               the Applications; or

                      (ii) valid rights and licenses to utilize the Applications in its operations and activities as carried out during the twelve-month period prior to the date of this Agreement.

        The Accounts Receivable/Inventory Software constitutes substantially all the computer software necessary for Buyer to conduct the operations and activities necessary to manage and dispose of Inventory and Accounts Receivable. All Licensed Software is transferable to Buyer with Licensors' Consent. The Applications and computer hardware leased pursuant to the Hardware Lease Agreements constitute all of the computer software and hardware necessary to conduct the operations and activities of Seller (other than its manufacturing and retail store operations) during the prior twelve months. The Information Technology, whether transferred to Buyer hereunder, or in the form of services provided by Seller pursuant to Section 4.01, constitutes or will constitute on the Closing Date, all of the computer software and hardware necessary to conduct the operations and activities of Seller (other than its manufacturing and retail store operations) during the prior twelve months.

               (d) In the case of each Application indicated in Schedule 2.13(d) as being owned by Seller (hereafter "Owned Software"), Seller has good and marketable right, title and interest in and to all forms, versions and releases of the Owned Software, including all copyright rights and all applicable patent and trade secret rights, free and clear of any Liens other than rights of authors which may not be legally waived except for the language and database licensed by third parties which is used to operate the Owned Software. No item of Owned Software is a derivative work (as defined in U.S. Copyright Law) of any other work that is not owned in its entirety by, or properly licensed such that no one may claim any rights in such derivative work other than, Seller. Except as indicated in Schedule 2.13(d), Seller is in actual possession of the complete source code and object code, and is in possession of all documentation necessary for the effective use, distribution and support of each such item of Owned Software.

               (e)    Except as indicated in Schedule 2.13(e), Seller:

                      (i) maintains master machine readable reproducible copies, source code listings, technical documentation and user documentation for the most current releases and versions thereof; and

                      (ii) maintains the machine readable copies such that they
               substantially conform to the corresponding source code listings, programming and user manuals, and published specifications (if any).

               (f) All Applications which are not Owned Software (herein referred to as "Third Party Software") are subject to restrictions on assignment, transfer, relocation, use, copying, distribution, preparation of derivative works, display, performance, sale, offer for sale, manufacture or disclosure (such activities collectively and individually referred to herein as "Use") as are contained in the corresponding license agreements identified in
Schedule 2.13(f).

               (g) Subject to Licensors' Consent, if applicable, the continued or further Use of any Application by Buyer after the Closing, which Use is consistent with the Use of such item by Seller prior to the Closing, will not give rise to any obligation to pay any royalty, fee, penalty, damages or compensation to any Person.

               (h) All contracts, agreements, commitments or obligations of Seller for the maintenance, support, upgrade, correction of defects or deficiencies, or for continuing or for renewing rights to, any Third Party Software, and any payment obligations or options therefor, are identified in
Schedule 2.13(h).

        2.14 Customers and Suppliers. Since January 1, 2001 and except as disclosed in Schedule 2.14(i), there has been no written complaint or, to Seller's knowledge, oral complaint from any Material Customer and no notice of breach or of termination under any contract with a Material Customer. Seller has not been advised in writing or, to Seller's knowledge, orally by any Material Customer or supplier of finished goods ("Finished Goods Supplier") that such Material Customer or Finished Goods Supplier was or is intending to terminate its relationship or would not continue to purchase or sell supplies or services for future periods on account of any dissatisfaction with Seller's performance. All order backlog is described on Schedule D hereto, and such backlog has been accurately accounted for in the records of Seller in accordance with Seller's historical practices; and, to Seller's knowledge, the order backlog represents good orders consistent with Seller's and industry practice. Seller has not been advised in writing or, to Seller's knowledge, orally that any customer intends to cancel or change the material terms of any orders included in such order backlog. Notwithstanding any of the foregoing, with respect to the Material Customers identified on Schedule 2.14(ii) as potentially requiring Buyer to establish itself as a "qualified" vendor ("Requalification Customers"), Seller makes no representation to Buyer in respect of any Requalification Customer that following the date hereof gives notice of termination or its intention to terminate its relationship with Seller or its intention not to continue to purchase supplies or services for future periods because of the failure of Buyer to so "qualify".

        2.15 Changes in Accounting Method. Since December 1, 2000, Seller has not made any material change in any method of accounting or accounting practice related to the Inventory or the Accounts Receivable.

        2.16 Absence of Undisclosed Liabilities. Except for the Assumed Obligations, to Seller's knowledge there are no material liabilities with respect to the Purchased Assets other than those disclosed or provided in this Agreement and in the Schedules hereto; Seller is not aware of any facts or circumstances that could be expected to result in such liabilities.

        2.17 Subsidiary Assets. To Seller's knowledge, there are no assets owned by any of its subsidiaries that are necessary for Buyer, following the Closing, to carry on the business conducted by Seller prior to the Closing (other than Seller's manufacturing and retail store operations). Schedule 2.17 sets forth all material accounts receivable and inventories (other than those related to Seller's manufacturing and retail stores) that are owned by Seller's subsidiaries, if any (the "Subsidiary A/R and Inventory"). Buyer and Seller acknowledge and agree that the Subsidiary A/R and Inventory is not a part of the Purchased Assets.

        2.18 Schedules. All of the information contained on the Schedules to this Agreement with respect to the Purchased Assets and Assumed Contracts is complete, accurate and correct in all material respects.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows:

        3.01 Organization and Standing. Buyer is a corporation validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to enter into this Agreement, to perform its obligations hereunder, and to carry out the transactions contemplated hereby. Buyer has the requisite corporate power to carry on its business as it is now being conducted.

        3.02 Authorization by Buyer. (a) the execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting or referring to the enforcement of creditors' rights generally or by equitable principles (regardless of whether enforcement is brought in a proceeding in equity or at law).

               (b) Neither the execution and delivery of this Agreement and all other agreements and documents to be executed or delivered hereunder, nor the performance and fulfillment by Buyer of all its representations, warranties, covenants and obligations hereunder, will (i) violate, or conflict with, any provision of Buyer's Articles of Incorporation or By-Laws, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default under, or result in a breach of any provisions of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument to which Buyers is a party or by which its is bound, or (iii) violate, or conflict with, any order, writ, injunction, arbitral award, judgment or decree of any court, governmental body or arbitrator applicable to Buyer.

        3.03 Available Funds. Upon satisfaction of all conditions to Buyer's obligation to purchase the Purchased Assets, Buyer will have the funds necessary to pay the Purchase Price.

        3.04 HSR Matters. Buyer shall notify Seller within three days hereof as to whether the transactions contemplated by this Agreement require the parties hereto to file a Notification and Report Form pursuant to the HSR Act. In the event that Buyer notifies Seller that no such filing is necessary, Buyer hereby represents and warrants that as of the Closing Buyer (i) is its own "ultimate parent entity," as such term is defined under the Premerger Notification Rules (the "Rules") to the HSR Act and (ii) (x) had annual net sales of less than $10,000,000 and (y) has less than $10,000,000 in total assets, each as determined in accordance with Section 801.11 of the Rules to the HSR Act.

        3.05 Litigation. There is no litigation pending (a) against Buyer in connection with the conduct of its business which, if adversely determined, would materially and adversely affect the business or financial condition of Buyer or (b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV.

                               COVENANTS OF SELLER

        Seller hereby covenants and agrees with Buyer as follows:

        4.01 Cooperation. Subject to the terms and conditions herein provided, Seller agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with Buyer in connection with the foregoing, including using its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to any Assumed Contract and any other material agreements, leases and contracts included in the Purchased Assets; (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, including the Approval Order; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby (including, at Buyer's request, to defend any lawsuit brought against Buyer that threatens to enjoin, restrain or adversely affect the ability of the parties to consummate the transactions contemplated hereby); (iv) to effect all necessary registrations, filings and submissions of information requested by governmental authorities; (v) to fulfill all conditions to this Agreement; and
(vi) to provide Buyer promptly with all information and assistance with respect to the foregoing and the Purchased Assets as Buyer may reasonably request, in writing or otherwise. Without limiting the foregoing, on the Closing Date or as promptly as reasonably practicable thereafter, Seller will execute and deliver to Buyer all applications for transfer of trademark registrations and other documents reasonably requested by Buyer to effectuate the unconditional transfer of the Intellectual Property upon the Closing Date, free and clear of all Liens subject, in the case of the Intellectual Property, to licenses granted pursuant to the agreements set forth on Schedule 2.04 to this Agreement that may exist on the Closing Date, and will waive any other right, title and interest of Seller in and to the Intellectual Property. Effective upon the Closing Date, Seller will and does hereby grant to Buyer an exclusive, irrevocable, worldwide, fully-paid, royalty-free right and license to exercise all rights in and to the Intellectual Property to permit Buyer's full enjoyment of its ownership rights during the period before Buyer becomes the record owner, and while Seller is the record owner, of the applicable Intellectual Property, which license shall be for the benefit of Buyer, its licensees, successors and assigns. Upon the Closing Date, Seller shall execute and deliver to Buyer such documents as Buyer may reasonably request to effect the foregoing. Effective as of the Closing Date, Seller grants to Buyer an irrevocable power of attorney, with full power of substitution, with respect to the Intellectual Property. Upon the Closing Date, Seller agrees to execute in favor of Buyer or its designee a specific irrevocable power of attorney with full power of substitution, in form and substance satisfactory to Buyer, to record the assignment of the Intellectual Property from Seller to Buyer. In furtherance of the foregoing, to the extent that Seller is unable to transfer right, title and interest in and to any Assumed Contract to Buyer on the Closing Date, Seller agrees, to the extent permitted by law, to provide Buyer with the benefits of any such Assumed Contract, provided, however, that Buyer agrees to perform the Assumed Obligations, if any, in respect thereof and provided further that the provision to Buyer of such benefits shall not relieve Seller of (i) its obligations to obtain any required consents hereunder nor (ii) such consequences as may be provided for hereunder for failure to obtain such consents.

        4.02 Court Approval. (a) Prior to Closing, the sale of the Purchased Assets to Buyer pursuant to this Agreement and the other transactions contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to sections 105, 363, 365 and 1146(c) of the Bankruptcy Code, pursuant to an order in substantially the form attached hereto as Exhibit D (with no modifications or changes except those approved by Buyer and Seller, the "Approval Order"), and the Approval Order shall have become a Final Order. Buyer and Seller agree to use reasonable efforts to cause the Bankruptcy Court to enter the Approval Order. Promptly following entry of the Approval Order, Seller shall serve such entered Approval Order to all parties to the Assumed Contracts.

               (b) For purposes of this Agreement, (i) a Final Order means an order or a judgment entered by the Bankruptcy Court (x) that has not been reversed, stayed, modified or amended, (y) as to which no appeal or petition for review or motion for rehearing or reargument has been taken or has been made, and (z) as to which the time for filing a notice of appeal, a petition for review or a motion for reargument or rehearing has expired, (ii) "Liens" means all title defects or objections, mortgages, deeds of trust, liens, claims, charges, pledges, security interests, obligations, interests or other encumbrances of any nature whatsoever, whether domestic or foreign; provided, however, that any claims, credits, obligations, charges or similar rights of customers of Seller that offset or reduce any Accounts Receivable relating to such customers shall not constitute "Liens" on such Accounts Receivable.

               (c) Seller shall cooperate reasonably with Buyer and its representatives in connection with the Approval Order and the bankruptcy proceedings in connection therewith. Seller further covenants and agrees that if the Approval Order is entered the terms of any plan submitted by Seller to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Buyer hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including any transaction that is contemplated by or approved pursuant to the Approval Order.

               (d) If the Approval Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Seller agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts, and each party hereto agrees to use its reasonable efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed and Buyer, in its sole discretion, waives in writing the requirement that the Approval Order be a Final Order.

        4.03   Conduct of Business.

               (a) Between the date hereof and the Closing Date, Seller will use its commercially reasonable efforts to preserve, protect, and maintain the Purchased Assets, and to operate its business in the same manner it currently operates. Seller will not harm the Purchased Assets and will not take any action that will materially adversely affect the Assumed Contracts. Seller shall (i) maintain the Inventory in all material respects in the manner in which it has been maintained during the fifteen-month period immediately prior to the date hereof and (ii) comply in all material respects with all provisions of any Assumed Contract. Without limiting the foregoing, Seller shall conduct its business diligently and in the ordinary and normal course and consistent with past practice (including using its commercially reasonable efforts to preserve beneficial relationships with distributors, agents, lessors, suppliers and customers).

               (b) Seller shall not engage in any transaction relating to the purchase or sale of goods, inventories, capital expenditures, marketing programs or other operating or production items or accounts receivable, from the date hereof until the Closing other than: (i) transactions in the ordinary course of business or (ii) transactions not objected to by Buyer. For the purposes of this
Section 4.03, (A) any transaction involving the sale of excess, close-out or obsolete goods in excess of $25,000, (B) any transaction involving the sale of goods at or below cost (other than transactions involving the sale of excess, close-out or obsolete goods of less than $25,000 in the aggregate) or (C) any commitment or expenditure exceeding $25,000 (excluding payroll expenditures) shall be deemed to be outside the ordinary course of business. Buyer shall communicate to Seller the names of one or more representatives of Buyer who shall be "Designated Representatives" and as such shall be authorized to object to transactions outside the ordinary course of business. Seller shall notify the Designated Representatives of each transaction outside the ordinary course of business, and Buyer shall notify Seller of any objection to such transaction as soon as reasonably practicable, but in no event more than two (2) business days following receipt of notice of such proposed transaction. If Seller has not received notice of an objection to any such transaction within such two (2) business day period, Seller may assume Buyer does not object to such transaction.

               (c) Without limiting the generality of the foregoing and except as approved by Buyer or otherwise expressly provided in this Agreement, during the period from the date hereof through the Closing Date, Seller shall not:

                      (i) sell, transfer, license or otherwise dispose of, or
               agree to sell, transfer, license or otherwise dispose of, any Purchased Assets, except in the ordinary and normal course of business consistent with industry practice, including, without limitation, fulfilling customer orders prior to normal shipment periods inconsistent with industry practices (which industry practices shall include seasonality requirements);

                      (ii) modify, waive or accelerate or delay collection of
               accounts receivable in advance of or beyond their regular due dates or the dates when the same would otherwise have been collected other than with respect to accounts receivable not exceeding $5,000 and otherwise in the ordinary course of business;

                      (iii) enter into any new agreements that would be included in Assumed Contracts, or amend or alter in any material way any existing Assumed Contracts;

                      (iv) take any action the taking of which, or omit to take
               any action the omission of which, would cause any of the representations and warranties contained in Article II to fail to be true and correct in all material respects as of the Closing as though made at and as of the Closing; or

                      (v) agree to do any of the foregoing.

        4.04   Disclosure Supplements.

               (a) From time to time prior to the Closing, Seller shall promptly supplement or amend the disclosures contained in the Schedules or Exhibits with respect to any matter: (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described therein; or (ii) which makes it necessary to correct any information in the Schedules or Exhibits or in any representation and warranty of Sellers which has been rendered inaccurate thereby. No supplement or amendment to the Schedules or Exhibits or any delivery of Schedules after the date hereof, unless expressly consented in writing by Buyer, shall be deemed to cure any breach of any representation or warranty made in this Agreement, or modify, affect or diminish Buyer's right to terminate this Agreement pursuant to
Section 8.01(c).

               (b) During the period from the date hereof to the Closing, Seller shall promptly: (i) furnish or make available to Buyer copies of all financial or other reports relating to the Purchased Assets as soon as they become available, all certified by a duly authorized officer of Seller that such financial statements were generated in the ordinary course of business consistent with past accounting or past applicable operational reporting practices; and (ii) notify Buyer of the occurrence of any event having a Material Adverse Effect.

        4.05 Closing. Seller shall use its reasonable best efforts to cause the conditions set forth in Article VI to be satisfied by the Closing Date, including undertaking such measures as may be appropriate, including written notice letters, required to obtain the necessary consents.

        4.06 Confidentiality. If the Closing does not occur, Seller will maintain in confidence all information relating to Buyer furnished to it by Buyer, or any agents of Buyer, including information concerning the businesses, financial condition or stockholders of Buyer, and will not disclose such information to others, or use such information for any purpose unless and until such information is or becomes in the public domain by reason other than disclosure by Seller, except as such information may be required to be disclosed by Seller under applicable law or which has previously been made public. If this Agreement is terminated, Seller shall return all confidential information received from Buyer and all copies and summaries thereof.

        4.07 Transitional Arrangements Agreement. At the Closing, Seller and Buyer shall execute and deliver a Transitional Arrangements Agreement, in substantially the form of Exhibit E hereto.

        4.08 Further Assurances. At any time or from time to time after the Closing Date, Seller shall execute and deliver any further instruments or documents, and take all such further action as Buyer may request, including procuring assurance and cooperation from Seller's officers and employees, in order to transfer to and vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets, including using its best efforts, at Buyer's expense, to assist and cooperate with Buyer in Buyer's preparation and filing of documents relating to the transfer of the Intellectual Property. In the event that Seller fails to promptly execute and deliver any such instruments or documents reasonably requested by Buyer, Seller hereby irrevocably appoints Buyer as its power-of-attorney, effective only upon the Closing, with full right of substitution for the purpose of executing such documents. This power of attorney shall be for the benefit of Buyer, its licensees, successors and assigns.

        4.09 Inspection. For all periods prior to the Closing, Seller agrees to grant Buyer full and complete access to all of its properties at any time and to its customers, vendors and suppliers during normal business hours and upon reasonable notice from Buyer and to cooperate with any request of Buyer to permit Buyer to inspect or review any location owned or leased by Seller, including the making available of such personnel of Seller as Buyer may reasonably request. At Buyer's discretion, Buyer may arrange for its employees, officers, accountants and attorneys to visit and inspect any such location and to review any all documentation pertaining to the Purchased Assets. Without limiting the foregoing, Seller agrees to make available to Buyer or its auditors or attorneys, and to provide full and complete access to, for inspection and copying, documentation relating to any of the following:

               (a) All financial records for the last five years including accounts receivable, accounts payable, capital spending, income statements, balance sheets, accounting work papers, tax files, all agreements for the past three years with any financial institution with whom Seller has had dealings;

               (b) Employee records for the past three years of full and part-time employees and contract employee, including salary information and employment contracts and all agreements with outside organizations providing labor or employment services to Seller; provided, however, that employee records shall in no event include employee medical records or any other information reasonably determined by Seller to be of a confidential nature;

               (c) All records, including order and payment histories, of the customers and vendors of Seller's subsidiaries and the names and contact numbers of all managers and other employees of such subsidiaries;

               (d) All Assumed Contracts, including purchase orders;

               (e) Records of all transfers of Inventory and goods in connection with the closing of Seller's manufacturing facilities and retail locations;

               (f) all documentation pertaining to any investigation, institution, settlement or agreement to settle any litigation, action or proceeding before any governmental entity in connection with the businesses of Seller, including under the Foreign Corrupt Practices Act, for five years prior to the Closing; and

               (g) reasonable access to employees for the purposes of conducting interviews; provided, however, that Buyer shall give Seller reasonable advance notice thereof to Buyer.

        4.10 Maintain Insurance. Seller shall maintain insurance coverage sufficient to protect its business and the Purchased Assets.

        4.11 Maintenance of, and Access to, Records. After the Closing Date, Seller shall provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Purchased Assets and Assumed Obligations. Seller shall preserve and maintain any books and records relating to the Purchased Assets that are not otherwise provided to Buyer for at least two years after the Closing Date.

        4.12 Accounts Receivable. In the event that Seller receives any payment relating to any Account Receivable outstanding on or after the Closing Date, such payment shall be the property of Buyer. Seller will promptly endorse and deliver to Buyer any cash, checks or other documents received by it on account of any such Accounts Receivable. Seller shall advise Buyer (promptly following its becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any Account Receivable.

        4.13 Consents. Following the Closing, Seller shall use its best efforts to obtain all necessary consents of third parties to those contracts that but for obtaining such consent would have been Assumed Contracts transferred to Buyer on the Closing Date. Immediately after obtaining any required consents, Seller agrees to take all necessary action to assign such contracts to Buyer, including the execution and delivery to Buyer of instruments of assignment in form and substance reasonably satisfactory to Buyer and its counsel.

        4.14 Specific Enforcement of Covenants. Seller acknowledges that irreparable damage would occur in the event that any of the covenants and agreements of Seller set forth in Article IV of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent or cure any breach of such covenants and agreements of Seller and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which it may be entitled at law or in equity or under the terms of this Agreement.

        4.15 Acquisition Proposals. Between the date hereof and the Closing, Seller shall not, directly or indirectly, (a) take any action to solicit, initiate submission of or knowingly encourage any Acquisition Proposal or (b) participate in any substantive discussions or negotiations regarding an Acquisition Proposal with anyone, except in the case of each of the foregoing for Acquisition Proposals by or on behalf of Buyer or its affiliates. During such period, Seller shall promptly notify Buyer upon receipt of any indication of interest or any offer with respect to an Acquisition Proposal. For purposes hereof, an "Acquisition Proposal" shall include any proposal for any acquisition or purchase by anyone of all or a portion of the Purchased Assets or any equity interest in Seller or any of its subsidiaries, of any merger or business combination with, or any acquisition of, Seller or any of its subsidiaries. If, after the entry of the Approval Order, Seller enters into a written agreement to accept any Acquisition Proposal, Seller shall, in addition to returning Buyer's Deposit (together with any interest), promptly reimburse Buyer for all of Buyer's expenses incurred in connection with preparing its Bid, its investigation of Seller and its negotiation and preparation of this Agreement, including the fees and expenses of Buyer's attorneys, accountants and advisors, such reimbursement being in addition to any other remedy to which Buyer may be entitled at law or in equity or under the terms of this Agreement. Notwithstanding anything herein to the contrary, until the Bankruptcy Court enters the Approval Order Seller may (and may authorize and/or permit any of its officers, directors, employees, attorneys, agents or representatives to) furnish information with respect to Seller to any person or persons making an unsolicited proposal or inquiry and shall notify Buyer in writing of any such proposal or inquiry.

                                   ARTICLE V.

                               COVENANTS OF BUYER

        Buyer hereby covenants and agrees with Seller as follows:

        5.01 Cooperation. Subject to the terms and conditions herein provided, Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with Seller in connection with the foregoing, including using its reasonable best efforts (i) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations required to be obtained by Buyer; (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of Buyer to consummate the transactions contemplated hereby; (iii) to effect all necessary registrations, filings and submissions of information requested of Buyer by governmental authorities; (iv) to fulfill all conditions to this Agreement capable of being fulfilled by Buyer; and (v) to provide Seller promptly with all information and assistance with respect to the foregoing, including obtaining the Approval Order, as Seller may reasonably request, in writing or otherwise.

        5.02 Confidentiality. Buyer agrees that if the Closing does not occur, it will maintain in confidence all information relating to Seller furnished to it by Seller, or any agents of Seller, including information concerning Seller's business, the Purchased Assets, the liabilities of Seller related to the business and the financial condition of Seller, and will not disclose such information to others, or use such information for any purpose unless and until such information is in or enters the public domain by reason other than disclosure by Buyer, except as such information may be required to be disclosed by Buyer under applicable law. If this Agreement is terminated, Buyer shall return all confidential information received from Seller and all copies and summaries thereof.

        5.03 Employees. Buyer may consider making an offer of employment to certain current or former employees of Seller, upon such terms, and with compensation and benefits as Buyer may determine in its sole discretion.

        5.04 Shipped Inventory Matters. Set forth on Schedule 5.04 is a form of letter sent to the Finished Goods Suppliers listed thereon requesting that such Finished Goods Suppliers ship inventory to Seller without letters of credit to secure the purchase of such inventory. Buyer hereby acknowledges such letters and agrees to purchase such inventory from such Finished Goods Suppliers following the Closing so long as such inventory conforms to the purchase orders placed by Seller in respect thereof.

                                   ARTICLE VI.

                        CONDITIONS TO BUYER'S OBLIGATIONS

        The obligations of Buyer to purchase the Purchased Assets shall be subject to the satisfaction on or prior to Closing of all of the following conditions:

        6.01 Covenants. Seller shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to Closing.

        6.02 Representations and Warranties True. All representations and warranties of Seller in this Agreement or in any Exhibit or Schedule delivered pursuant to this Agreement shall be true, complete and correct on the Closing Date, except for such failures to be true, complete and correct as would not, individually or in the aggregate, have a Material Adverse Effect.

        6.03 Delivery of Certificates. Buyer shall have received a certificate or certificates, dated as of the Closing Date, executed by a duly authorized executive of Seller certifying, without personal liability on the part of the officer executing the same, in such detail as Buyer may reasonably request that the conditions specified in Sections 6.01 and 6.02 hereof have been fulfilled.

        6.04 Instruments of Transfer. Buyer shall have received a bill of sale and such other duly executed instruments of transfer, conveyance, and assignment, duly executed by an authorized officer of Seller, in form and substance reasonably satisfactory to Buyer and its counsel, as is necessary or desirable to effect the transfers, conveyances, and assignments to Buyer of the Purchased Assets as contemplated by this Agreement.

        6.05 Consents. Except for consents identified on Schedules 2.03(f)(i) and 2.03(f)(ii), all requisite third party consents and estoppels shall have been obtained and shall be in full force and effect except where the failure to have obtained such consents or estoppels would not have a Material Adverse Effect. For the purposes of this Section 6.05, the failure to obtain any consent or estoppel related to Assumed Contracts which, individually or in the aggregate, account for payments to Seller in excess of $500,000 per year, shall be deemed to have a Material Adverse Effect.

        6.06 Approval Order. The Approval Order shall have been entered by the Bankruptcy Court.

        6.07 HSR Waiting Period. The waiting period under the HSR Act shall have expired or terminated, if applicable.

        6.08 Injunction. No court or governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and (i) restrains, enjoins or otherwise prohibits the consummation of the transaction contemplated hereby or (ii) would materially adversely affect the value of the Purchased Assets, and no governmental body shall have instituted any proceeding therefor.

        6.09 Material Adverse Change. Since February 1, 2001 there shall have occurred no change, or discovery of a condition or occurrence of any event which would reasonably be expected to result in a Material Adverse Effect.

        6.10 Ancillary Agreements. Seller shall have executed and delivered the Post Closing Escrow Agreement and the Transitional Arrangements Agreement.

                                  ARTICLE VII.

                       CONDITIONS TO SELLER'S OBLIGATIONS

        The obligations of Seller to sell the Purchased Assets shall be subject to the satisfaction on or prior to Closing of all of the following conditions:

        7.01 Covenants of Buyer. Buyer shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to Closing.

        7.02 Representations and Warranties True. All representations and warranties of Buyer in this Agreement shall be true and correct on the Closing Date.

        7.03 Delivery of Certificates. Seller shall have received a certificate or certificates, dated as of the Closing Date, executed by a duly authorized executive of Buyer certifying, without personal liability on the part of the officer executing the same, in such detail as Seller may reasonably request that the conditions specified in Sections 7.01 and 7.02 hereof have been fulfilled.

        7.04 Instruments of Assumption. Seller shall have received duly executed instruments of assumption of the Assumed Obligations, duly executed by an authorized officer of Buyer, in form and substance reasonably satisfactory to Seller and its counsel, as is necessary or desirable to effect the assumption by Buyer of the Assumed Contracts as contemplated by this Agreement.

        7.05 Tender of Purchase Price. Buyer shall have tendered the Purchase Price.

        7.06 Approval Order. The Approval Order shall have been entered by the Bankruptcy Court and shall have become a Final Order.

        7.07 HSR Waiting Period. The waiting period under the HSR Act shall have expired or terminated, if applicable.

        7.08 Injunction. No court or governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transaction contemplated hereby, and no governmental body shall have instituted any proceeding therefor.

        7.09 Further Action. All actions, consents, approvals (temporary or permanent), authorizations, exemptions and waivers from third parties that shall be required in order to enable Seller to consummate the transactions contemplated hereby shall have been duly obtained, (except for such actions, consents, approvals, authorizations, exemptions and waivers of non-governmental third parties, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

        7.10 Ancillary Agreements. Buyer shall have executed and delivered the Post Closing Escrow Agreement and the Transitional Arrangements Agreement.

                                  ARTICLE VIII.

                          TERMINATION PRIOR TO CLOSING

        8.01   Termination.  This Agreement may be terminated:

               (a) By the mutual written consent of Buyer and Seller;

               (b) By either Buyer or Seller in writing, if the Closing does not occur by April 30, 2001 provided that neither Buyer nor Seller may terminate this Agreement pursuant to this clause (b) if the Closing shall not have been consummated within such time period by reason of the failure of such party to perform in all material respects any of its covenants or agreements contained in this Agreement;

               (c) By either Seller or Buyer in writing, without liability to the terminating party (provided the terminating party is not otherwise in material default or in breach of this Agreement) if there has been a material misrepresentation or material breach of this Agreement by the other party which is not cured within fifteen (15) days after such party has been notified in writing of such breach and the intent to terminate this Agreement pursuant to this clause 8.01(c); or

               (d) By Buyer by not later than April 20, 2001 if the Bankruptcy Court does not enter the Approval Order by April 13, 2001.

        8.02 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for Seller's obligations under Section 4.06 and Buyer's obligations under
Section 5.02 hereof, except that (a) in the event of a termination under Section 8.01(c) by Seller, the Deposit shall be paid to Seller as liquidated damages, which liquidated damages shall be the sole and exclusive remedy of Seller as a result of such termination, or (b) in the event of a termination under Section 8.01(c) by Buyer, Buyer shall retain all its rights in law and in equity; provided, however, that Buyer hereby agrees that Seller shall have no liability to Buyer in excess of $5,000,000 as a result of any termination of this Agreement. Buyer acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement.

        8.03 Return of Deposit to Buyer. Upon the termination by either party of this Agreement pursuant to Section 8.01(a) or (b) or upon the termination by Buyer of this Agreement pursuant to Section 8.01(c), the Escrow Agent shall pay the Deposit (together with any earned interest) to Buyer.

                                   ARTICLE IX.

                                 INDEMNIFICATION

        9.01   Survival.

        The representations and warranties of Seller with respect to Sections
2.07 (Inventory) and 2.12 (Accounts Receivable) will survive the Closing and shall expire 90 days after the Closing Date. The representations and warranties of Seller with respect to Sections 2.03 (Assumed Contracts), 2.04 (Intellectual Property), 2.05 (Title) and 2.13 (Software) shall survive for 6 months after Closing. The representations and warranties of Buyer with respect to Section
3.04 (HSR Matters) shall survive for 6 months after Closing. No other representations or warranties of Buyer or Seller shall survive Closing. Following the Closing, the right to indemnification based on representations, warranties, covenants and obligations in this Agreement as set forth in this Article IX shall be the sole remedy of the parties hereto and will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

        9.02   Indemnification by Seller

        From and after the Closing, Seller hereby agrees to indemnify, defend and hold Buyer and its officers, directors, agents and employees (the "Buyer Indemnified Parties"), harmless from, against and in respect of any and all losses, claims, suits, actions, proceedings, awards, judgments, settlements, fines, penalties, liabilities, obligations, damages, deficiencies, costs or expenses (including reasonable expenses of investigation and attorneys' fees) net of any insurance proceeds and tax benefits if, as and when received, in either case to which such Buyer Indemnified Party is entitled by virtue of any of the foregoing (collectively "Claims") arising out of or resulting from:

                      (i) any breach of a covenant or misrepresentation by
               Seller of a representation or warranty which expressly survives Closing pursuant to Section 9.1 hereof;

                      (ii) any liability for Taxes incurred on or before the
               Closing Date;

                      (iii) the Excluded Assets; and

                      (iv) the Retained Liabilities.

        9.03   Indemnification by Buyer

        From and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, agents and employees (the "Seller Indemnified Parties") from, against and in respect of any and all Claims arising out of or resulting from (i) any breach of any warranty or misrepresentation by Buyer or the breach or nonperformance of any covenant, agreement or obligation to be performed on the part of Buyer under this Agreement, or in any closing certificate contemplated hereby or in any Schedule hereto, (ii) any Assumed Obligations and (iii) except for the Retained Liabilities and the Excluded Assets, the use of the Purchased Assets after the Closing Date.

        9.04   Limitations

               (a) Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable for any amounts for which an Indemnified Party (as defined below) is otherwise entitled to indemnification in connection with the breach or inaccuracy of any representation or warranty or any breach of any covenant contained herein until the aggregate amount for which such Indemnified Party is entitled to indemnification with respect to all such Claims for indemnification in the aggregate exceeds One Million Dollars ($1,000,000) (the "Threshold"), at which time such party shall be liable for any such excess. In determining the foregoing Threshold and in otherwise determining the amount to which the Indemnified Party is entitled to assert a claim for indemnification pursuant to this Article IX, only actual losses shall be considered. The Threshold shall not apply (i) with respect to Buyer's claims hereunder, as to any Claims related to
(A) the Excluded Assets, (B) the Retained Liabilities or (C) any breach or inaccuracy of any representation or warranty relating to Sections 2.07 (Inventory) and 2.12 (Accounts Receivable) and (ii) with respect to Seller's claims hereunder, as to any Claims related to the payment of all amounts due to Seller pursuant to Sections 1.05 (Payment of Purchase Price) and 1.05 (Post-Closing Adjustment). The Threshold shall not apply as to any Claims arising from fraud committed by the Indemnifying Party against the Indemnified Party with respect to the transactions contemplated under this Agreement. The parties hereto waive as against each other any claim to consequential, special, exemplary or punitive damages except to the extent consequential, special, exemplary or punitive damages are awarded to a third person against an Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder such consequential, special, exemplary or punitive damages so awarded shall be payable to such Indemnified Party hereunder.

               (b) Notwithstanding anything to the contrary contained in this
Article IX, the amount for which Buyer shall be entitled to, and Seller liable for, indemnification hereunder shall not exceed the following: (i) the aggregate amount recoverable from Seller for indemnification claims arising from the representations and warranties of Seller with respect to Sections 2.07 (Inventory) and 2.12 (Accounts Receivable) shall not exceed the excess of $25,000,000 over the Downward Adjustment Amount and (ii) the aggregate amount recoverable from Seller for indemnification claims arising from the breach of any covenant by Seller or the representations and warranties of Seller with respect to Sections 2.03 (Assumed Contracts), 2.04 (Intellectual Property), 2.05 (Title) and 2.13 (Software) shall not exceed $5,000,000. Indemnification claims arising from the representations and warranties of Seller with respect to Sections 2.07 (Inventory) and 2.12 (Accounts Receivable) shall be satisfied first from the Accounts Receivable/Inventory Holdback Amount and, to the extent the Accounts Receivable/Inventory Holdback Amount is insufficient to cover any such claims (subject to the maximum allowable amounts set forth in the preceding sentence), Seller agrees to satisfy any such claims. Indemnification claims arising from the representations and warranties of Seller with respect to Sections 2.03 (Assumed Contracts) and 2.04 (Intellectual Property), 2.05 (Title) and 2.13 (Software) shall be satisfied solely from the Escrow Amount. Seller and Buyer agree that under no circumstances shall the Escrow Agent release any of the Escrow Amount to Buyer to satisfy any amounts owed to Buyer in respect of any indemnification claims arising from the representations and warranties of Seller with respect to Sections 2.07 (Inventory) and 2.12 (Accounts Receivable). Notwithstanding the foregoing, if Seller has not paid any amounts due to Buyer on account of an undisputed Downward Adjustment Amount pursuant to Section 1.05 hereof, Seller agrees to use any funds remaining in the Escrow Amount immediately prior to its release to Seller, towards the satisfaction of each unpaid Downward Adjustment.

               (c) The obligation of Seller to indemnify Buyer in connection with the representations and warranties of Seller contained in Sections 2.07 (Inventory) and 2.12 (Accounts Receivable) shall terminate on the later of (i) ninety (90) days following the Closing or (ii) fifteen (15) days following the resolution of any dispute relating to the Audit. The obligation of Seller to indemnify Buyer in connection with the representations and warranties of Seller contained in Sections 2.03 (Assumed Contracts), 2.04 (Intellectual Property),
2.05 (Title) and 2.13 (Software) shall terminate 6 months after the Closing Date. Notwithstanding the foregoing, the respective indemnification obligations of the parties hereunder shall not expire with respect to any Claim brought within such specified time periods until the indemnification obligation, if any, with respect to such Claim shall have been finally determined and paid.

        9.05   Indemnification Procedure

        In any case under this Agreement where Seller has indemnified a Buyer Indemnified Party or Buyer has indemnified a Seller Indemnified Party (the indemnifying party hereinafter the "Indemnifying Party" and the party entitled to indemnification hereinafter the "Indemnified Party") against any Claim, indemnification shall be conditioned on compliance with the procedure and shall be subject to the limitations outlined below:

               (a) Provided that prompt notice is given of a Claim for which indemnification might be claimed under this Article IX, unless the failure to provide such notice does not actually and materially prejudice the interests of the Indemnifying Party, the Indemnifying Party promptly will defend, contest, or otherwise protect against any such Claim at its own cost and expense. Such notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by an Indemnified Party.

               (b) An Indemnified Party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless such Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter, provided that the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and provided further that such Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

               (c) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect against any such Claim, an Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any reasonable compromise or settlement thereof and recover (subject to the limitations set forth in Section 9.04) the entire costs thereof from the Indemnifying Party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such Claim or the compromise or settlement thereof; provided, however, that (i) an Indemnified Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnifying Party if such settlement includes a complete release of the Indemnifying Party as to the matters in dispute and provided further that the Indemnifying Party will not unreasonably withhold consent to any settlement or compromise that requires its consent and (ii) if the Indemnifying Party subsequently undertakes the defense of such matter, an Indemnified Party shall be entitled to recover from the Indemnifying Party only those costs incurred in the defense prior to such time the Indemnifying Party undertakes the defense of such matter together with the reasonable costs of providing assistance.

               (d) The Indemnified Parties shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder. The Indemnified Parties shall take commercially reasonable steps to protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.

                                   ARTICLE X.

                                  MISCELLANEOUS

        10.01 Entire Agreement. This Agreement (including the attached Schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof. Matters disclosed by Seller to Buyer pursuant to any Article of this Agreement shall be deemed to be disclosed with respect to all Articles of this Agreement. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

        10.02 Use of Names. Effective upon the Closing, Seller shall have no right to use the "Converse" name and any of the Trademarks and other Intellectual Property acquired by Buyer and Seller shall take all necessary and appropriate steps to avoid the use of such names or variants thereof; provided, however, that (a) Seller shall have the right to use the name "Converse" in connection with the Bankruptcy Case and (b) Buyer grants Seller the limited right, for a period not to exceed 120 days after the Closing, to use the name "Converse" or variants thereof in connection with the orderly sale of its remaining assets, so long as such use does not interfere with the operation of Buyer's business and its use of the Purchased Assets. At any time following the Closing when Seller has any rights to use the name "Converse" pursuant to the proviso contained in the foregoing sentence, Seller agrees to take necessary steps to avoid any confusion over the ownership of the "Converse" name. Subject to the foregoing, at the Closing, Seller shall take all actions necessary to (i) change its name in accordance with this paragraph, and (ii) execute such documents as are necessary to permit Buyer to utilize the "Converse" name in its corporate name.

        10.03 Successors and Assigns. This Agreement may not be assigned by either Buyer or Seller without the prior written consent of the other party hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect. If this Agreement is assigned with such consent, the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns. Notwithstanding the provisions of this Section 10.03, Buyer may assign its rights and obligations under this Agreement to any subsidiary of Buyer, without the prior written consent of Seller provided that Buyer shall remain obligated to pay the Purchase Price.

        10.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes by deemed to be an original and all of which shall constitute the same instrument.

        10.05 Headings, Interpretation. The headings of the Articles and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. For purposes of this Agreement, the words "include", "includes" or "including" shall be deemed to incorporate and be followed by the phrase "without limitation."

        10.06 Modification and Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party.

        10.07 Expenses, etc. Except as specifically provided herein, each of Seller and Buyer shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own consultants, accountants, and counsel. Each party shall bear the expenses of any finder, broker, agent or other intermediary who may have acted for or on behalf of Buyer or Seller in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

        10.08 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, transmitted via facsimile or sent via nationally recognized overnight courier (receipt confirmed) addressed

        IF TO SELLER TO:

        Converse Inc.
        One Fordham Road
        North Reading, MA  01864
        Attention:  Glenn N. Rupp and Jack Green, Esq.
        Facsimile:  978-664-7529/7579

        with a copy to:

        Willkie Farr & Gallagher
        787 Seventh Avenue
        New York, NY  10019
        Attention:  Myron Trepper, Esq.
                    Michael J. Kelly, Esq.
        Facsimile:  212-728-8111

        IF TO BUYER TO:

        c/o Cre-8-net Ventures
        591 Redwood Highway
        Suite 2180
        Mill Valley, CA  94941
        Attention:  Mr. Marsden S. Cason, President
        Facsimile:  415-383-7698

        with a copy to:

        Arnold & Porter
        555 Twelfth Street N.W.
        Washington, D.C. 20004-1206
        Attention:  Robert Ott, Esq.
        Facsimile:  (202) 942-5999

        and

        Stutman, Treister & Glatt
        3699 Wilshire Boulevard
        Suite 900
        Los Angeles, CA 90010-2739
        Attention:  Robert A Greenfield
                    Ronald L. Fein
        Facsimile:  (213) 251-5288


Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder) or at such time as delivery is refused by the addressee upon presentation.

        10.09 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to its conflicts of laws principles.

        10.10 Announcements. From the date hereof until the Closing Date, Seller and Buyer shall afford each other the opportunity to review in advance any public announcements, including those to either party's employees, of the transaction contemplated by this Agreement. For all periods prior to Closing, no public announcement shall be made without such prior review and the consent of the other party to the form of the public announcement, such consent not to be unreasonably withheld. However, prior review and consent of the other party shall not be required with respect to any legally required communication either to a party's employees or otherwise.

        10.11 Compliance with Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

        10.12 Binding Nature of Agreement. This Agreement shall not be binding on Seller unless and until the Approval Order is entered.

        10.13 Seller's Knowledge. As used in this Agreement, the term "Seller's knowledge" refers to the actual knowledge of Glenn Rupp, Herbert Rothstein, Alistair Thorburn, Jack Green, James Lawlor, Robert Sharp, Steven Dodge, Laura Kelley and James Faulkner.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



CONVERSE INC.



By:  /s/Glenn N. Rupp
     --------------------------------------------
     Title:  Chairman and Chief Executive Officer




FOOTWEAR ACQUISITION, INC.



By:  /s/Marsden S. Cason
     --------------------------------------------
     Title: President